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Exhibit 10.16

SEVERANCE AGREEMENT

        THIS AGREEMENT (this "Agreement") is made and entered into this 24th day of July, 2002, by and between CALDERA INTERNATIONAL, INC., a Delaware corporation ("Caldera"), and RANSOM LOVE, an individual ("Mr. Love"), based on the following:

Premises

        A.    Mr. Love has served as the president and chief executive officer of Caldera, and on June 26, 2002 announced his resignation. Mr. Love currently holds options (the "Options") to acquire 328,414 shares of Caldera common stock, a portion of which are still subject to vesting. The exercise price of such options ranges from $1.12 per share to $24.00 per share.

        B.    Mr. Love has agreed to remain with Caldera and to provide transitional services to assist the new chief executive officer of Caldera.

        C.    Caldera agreed on June 26, 2002, to pay Mr. Love severance and certain other benefits as well as issue him 175,000 shares of its restricted common stock in connection with his resignation as chief executive officer and the cancellation of his options and this Agreement is intended to document such prior agreement.

Agreement

        NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and the benefit to the parties to be derived therefrom, it is hereby agreed as follows:

        1.    Severance.    In connection with the resignation and termination of Mr. Love's employment and position with Caldera, Caldera agrees to make, on or about July 31, 2002, the following severance payments and issuances:

          1.1  Caldera shall issue 175,000 shares of its common stock to Mr. Love valued at the closing price of $0.60 per share on the date the issuance was agreed to, i.e., June 26, 2002.

          1.2  Caldera shall make a severance payment of $304,857.38 to Mr. Love.

          1.3  Caldera shall provide medical, dental, life insurance, and RD&D coverage to Mr. Love through December 31, 2002, in an aggregate amount not to exceed $4,050.00.

          1.4  Caldera shall continue Mr. Love's base salary through July 31, 2002 and, as part of Mr. Love's final regular paycheck, Caldera shall compensate Mr. Love for any unused and accrued PTO.

        2.    Taxes.    All payments set forth in Section 1 above shall be subject to appropriate withholding taxes, including appropriate withholding taxes on the issuance of the 175,000 shares of common stock.

        3.    Termination and Resignation.    Mr. Love's resignation as chief executive officer of Caldera was effective June 26, 2002. The cancellation of his Options and his rights under prior agreements with Caldera shall be effective upon receipt of the items provided for in Sections 1.1 and 1.2 above (the "Effective Date").

        4.    Termination of Options.    The options held by Mr. Love to purchase up to 328,414 shares of Caldera common stock shall be of no further force and effect and all rights thereunder are terminated as of the Effective Date. Mr. Love shall deliver the original of the options to Caldera.

        5.    Representations and Warranties of Mr. Love.    Mr. Love represents and warrants to Caldera with the express intention that Caldera rely upon such representations and warranties and with the knowledge that Caldera will rely upon same:

          5.1  Mr. Love is not a party to, subject to, or bound by any loan agreement, security agreement, lien, or other agreement or instrument of any kind, or any judgment, order, writ, or injunction or decree of any court or governmental body that conflicts with Mr. Love's obligations under this Agreement or that would prohibit, prevent, or affect the carrying out of the transactions contemplated by this Agreement or the performance by Mr. Love.

          5.2  Mr. Love is the sole legal and beneficial owner of all of the options terminated pursuant to this Agreement, free and clear of any lien, claim, demand, encumbrance, security interest, or restriction on transfer of any nature whatsoever, and Mr. Love has full right, power, and authority to sell and transfer such options to Caldera, free and clear of any liens, claims, demands, encumbrances, security interests, or restrictions on transfer, other than restrictions imposed by federal and state securities laws.

          5.3  Mr. Love served as the chief executive officer of Caldera up until June 26, 2002, and is currently a director of Caldera. Mr. Love has had full access to information concerning the business, operations, and plans of Caldera.

          5.4  Mr. Love has reviewed the public reports of Caldera, including:

      •
      Caldera's annual report on Form 10-K for the year ended October 31, 2001;

      •
      Caldera's quarterly reports on Form 10-Q for the quarters ended January 31, 2002, and April 30, 2002;

      •
      Caldera's definitive proxy statement for the stockholder meeting held March 4, 2002; and

      •
      Caldera's reports on Form 8-K reporting events occurring on April 1, 2002, May 8, 2002, and May 8, 2002.

          5.5  Mr. Love understands that the shares of common stock he will receive under the terms of this Agreement may not be as valuable as the options he has agreed to terminate under certain circumstances such as a substantial increase in the trading price of the common stock. Mr. Love is not entering into this Agreement based on any representation or warranty by Caldera or of any of Caldera's directors, officers, or employees that the shares he receives are more valuable than the options he has agreed to terminate. In reaching his decision, Mr. Love has relied solely on his own analysis of the value of receiving stock in exchange for the termination of his options.

          5.6  All representations and warranties of Mr. Love set forth in this Agreement will survive the consummation of the transactions contemplated by this Agreement.

          5.7  Mr. Love understands the meaning and legal consequences of the representations and warranties contained in this Agreement and agrees to indemnify and hold harmless Caldera and its directors and officers from and against any and all loss, damage, or liability due to or arising out of a breach of or the inaccuracy of any representation or warranty of Mr. Love set forth in this Agreement. Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by Mr. Love, Mr. Love does not hereby or in any other manner waive any right granted to Mr. Love under federal or state securities laws.

        6.    Representation of Caldera.    Caldera has taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.

        7.    Confidentiality.

          7.1    Obligations of Mr. Love.    Mr. Love agrees to keep the facts of and terms of this Agreement confidential, except Mr. Love may disclose the substance of this Agreement to his spouse, counsel and financial advisor. Mr. Love also agrees to refrain from making derogatory or disparaging statements about Caldera and its current and past customers and employees, or making such statements as may serve to undermine Caldera's image to the public.

          7.2    Obligations of Caldera.    Caldera agrees to keep the facts of and terms of this Agreement confidential, except as required by law, and further agrees that it will refrain from making derogatory or disparaging statements about Mr. Love, Mr. Love's conduct and performance while employed by Caldera or making such statements as may serve to undermine Mr. Love's professional image.

        8.    Release and Indemnification.

          8.1    Release and Indemnification by Mr. Love.    Effective upon receipt of the consideration provided for in Sections 1.1 and 1.2 above and except as otherwise set forth in this Agreement, Mr. Love, on behalf of himself, his heirs, executors, administrators, agents, successors, assigns and all affiliated persons or entities, both past and present, waives, discharges, and releases all claims against Caldera, their shareholders, directors, officers, agents and employees ("the Releasees"), and agrees to hold them harmless from any and all liabilities, debts, demands, contracts, promises, agreements, claims, causes of action, injuries, costs, attorneys' fees, salary, compensation, benefits and/or damages of any kind or character, both known and unknown, including any claim for attorneys' fees and including, without limitation, all claims directly or indirectly related to or arising out of matters relating in any way to Mr. Love's employment with or termination from Caldera. Mr. Love understands and agrees that this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by Mr. Love. Nothing in this Agreement is intended to release or adversely affect any ownership interest, or claims to additional ownership interest, Mr. Love may have or may have had in Caldera, Inc., a Utah corporation. Mr. Love agrees to indemnify and hold Caldera and its shareholders, directors, officers, agents and employees harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of his breach of this Agreement.

          8.2    Release and Indemnification by Caldera.    Effective upon receipt of the consideration provided for in Sections 1.1 and 1.2 above and except as otherwise set forth in this Agreement, Caldera, its subsidiaries, parents and affiliated entities, waives, discharges, and releases all claims against Mr. Love and agrees to hold him harmless from any and all liabilities, debts, demands, contracts, promises, agreements, claims, causes of action, injuries, costs, attorneys' fees, salary, compensation, benefits and/or damages of any kind or character, both known and unknown, including any claim for attorneys' fees and including, without limitation, all claims directly or indirectly related to or arising out of matters relating in any way to Mr. Love's employment with or termination from Caldera: provided that, such release shall not include any criminal conduct by Mr. Love, or any conduct involving willfull or intentional harm to the corporation. Caldera understands and agrees that this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by Caldera, except as specifically set forth above. Caldera agrees to indemnify and hold Mr. Love harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of Caldera's breach of this Agreement.

        9.    Further Agreements.    In addition to the waivers and releases contained in Section 8 above, Mr. Love further agrees:

          9.1  In consideration of the benefits provided above, Mr. Love also specifically releases the Releasees from any and all liabilities, claims, causes of action, demands for damages or remedies of any kind or character, including claims for attorneys' fees and legal costs, that arise under or from the Age Discrimination in Employment Act of 1967, as amended, and that are related to or arise out of his employment or termination of his employment with Caldera, up to and including the date of this Agreement.

          9.2  Mr. Love understands and acknowledges that by this Agreement he does not waive any rights or claims relating to age discrimination that may arise after the date of his termination.

          9.3  Mr. Love is advised to consult with an attorney regarding this Agreement prior to agreeing to and signing it.

          9.4  Mr. Love acknowledges that, prior to signing this Agreement, he has forty-five (45) days from the date of his receipt of this Agreement within which to consider it, and to consult with an attorney of his choice regarding it. Should he nevertheless elect to execute this Agreement sooner than 45 days after he has received it, he specifically and voluntarily waives the right to claim or allege that he has not been allowed by Caldera or by any circumstances beyond his control to consider this Agreement for a full 45 days.

          9.5  Mr. Love acknowledges and agrees that this Agreement will not become effective or enforceable until after seven days from the date it is signed by him. During that seven-day period, Mr. Love understands and agrees that he may revoke this Agreement by delivering written notice of his revocation to Human Resources at the Corporate Headquarters.

          9.6  Mr. Love acknowledges that he has read this Agreement and that the language and meaning of this Agreement are sufficiently clear and that he has understood it.

        10.    Registration Rights.    The 175,000 shares of common stock shall be issued to Mr. Love pursuant to an effective registration on Form S-8 and, consequently, will not be "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended. Mr. Love agrees that he will not sell, transfer, or hypothecate such shares on or before October 31, 2002. The certificates representing the shares shall contain a legend reflecting the foregoing restrictions on transfer.

        11.    Noncompetition.    Mr. Love shall not, for a period of six months after June 26, 2002, engage in, support, or facilitate: (i) the development, creation, marketing, sales, promotion, distribution, licensing, or commercialization of any Linux product which competes with any Linux product of Caldera; or (ii) any business involving the commercial distribution of any existing or future version of Linux. Said six month period shall be extended by any period of time during which Mr. Love is not in compliance with this obligation. This paragraph 11 shall be limited to the geographic markets in or to which the products or services of Caldera are now or hereafter marketed, distributed, licensed, used, sold, commercialized, or delivered. Notwithstanding the forgoing, the provisions of this paragraph 11 will not apply to the acceptance by Mr. Love of a position with UnitedLinux, LLC. Mr. Love acknowledges that this paragraph 11 is reasonable and is necessary for the legitimate protection of Caldera, and will not deprive Mr. Love of a reasonable opportunity to practice his profession or trade.

        12.    No Admission.    Mr. Love expressly agrees and acknowledges that this Agreement cannot be construed as an admission of or evidence of wrongdoing with respect to the termination of Mr. Love, nor is it an admission of or evidence that Love or any employee of Caldera is other than an at-will employee.

        13.    No Assignment.    Mr. Love represents and warrants that there has been no assignment or other transfer of any claims he has or may have as against Caldera.

        14.    Arbitration.    All disputes under this Agreement shall be resolved by final and binding arbitration in the County of Utah, State of Utah, before an arbitrator agreed upon by the parties and judgment upon the award rendered may be entered in any court having jurisdiction.

        15.    Survival.    The representations and warranties of the respective parties set forth herein shall survive the date of closing, the consummation of the transactions contemplated in this Agreement, and the delivery of the shares of common stock pursuant hereto.

        16.    Governing Law.    This Agreement shall be governed by and construed under and in accordance with the laws of the state of Utah.

        17.    Entire Agreement.    This Agreement is the only agreement or understanding between parties, with the exception of that certain Proprietary Information Agreement that Mr. Love previously executed, and supersedes and is controlling over any and all prior existing agreements or communications between the parties, except as set forth in the Proprietary Information Agreement concerning confidential or proprietary information and Mr. Love's covenant not to compete. All negotiations, commitments, and understandings acceptable to both parties have been incorporated in this Agreement and the accompanying termination letter.

        18.    Severability.    If any provision of this Agreement or the application of such provisions to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby.

        19.    Attorneys' Fees.    If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

        20.    Execution in Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

        21.    No Waiver.    Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, in law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation of the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

        22.    Expenses.    Each of the parties shall bear its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated hereby.

        23.    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

        24.    Amendment.    This Agreement may not be amended except as mutually agreed to in writing by the parties.

        IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

Caldera:
CALDERA INTERNATIONAL, INC.
By:	/s/ DARL MCBRIDE Darl McBride, CEO
Mr. Love:
CALDERA INTERNATIONAL, INC.
/s/ RANSOM LOVE Ransom Love

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  Exhibit 10.16